FOR IMMEDIATE RELEASE

Encorium Reports Fourth Quarter and Full Year 2008 Financial Results

·	New business awards in 2008 total $36.1 million, an increase of 22% over 2007
·	Results include non-cash goodwill impairment charge of $12.5 million for the fourth quarter,
$14.4 million for the full year

WAYNE, PA, April 27, 2009 -- Encorium Group, Inc. (Nasdaq: ENCO), a full service multinational contract research organization (CRO) that provides design, development, and management capabilities for clinical trials and patient registries to many of the world's leading pharmaceutical companies, today announced its financial results for the fourth quarter and year ended December 31, 2008.

2008 Fourth Quarter Financial Results

Net revenue for the fourth quarter of 2008 was $7.1 million, a decrease of 14.5% from $8.3 million for the fourth quarter of 2007. The decrease in net revenues was primarily due to an $800,000 decrease in revenues generated by our European operations and a $400,000 decrease in revenues generated in the U.S. The decrease in revenues at the Company’s European operations included approximately $500,000 of unfavorable foreign currency fluctuations for the three months ended December 31, 2008 compared with the same prior year period. The decrease in net revenues generated in the U.S. was primarily due to a decrease in the number of contracts and related contract values of active clinical studies being conducted in the U.S. during the fourth quarter of 2008 compared to the same prior year period. The Company had a consolidated backlog at the end of 2008 of $34.4 million compared to $38.7 million at the end of 2007.

Direct expenses for the fourth quarter of 2008 were $4.8 million, or 67.6% of net revenues compared to $5.4 million, or 65% of revenues, for the comparable prior year period. The decrease in direct expenses was partially affected by approximately $340,000 of favorable foreign currency fluctuations absorbed by the Company’s European operations in the fourth quarter of 2008.

Selling, general, and administrative expenses (SG&A) increased slightly to $3.3 million, or 46.5% of net revenue, for the three months ended December 31, 2008, compared to $3.2 million, or 38.6% of net revenue, for the three months ended December 31, 2007.

Depreciation and amortization expense decreased by 72.8% to $203,000 for the three months ended December 31, 2008 from $745,000 for the three months ended December 31, 2007 primarily as a result of a reduction in the amount of amortization related to the intangible assets acquired from the Remedium acquisition.

The Company reported a net loss for the fourth quarter of 2008 of $13.7 million, or $(0.67) per diluted share. Included in the results is a non cash $12.5 million, or $(0.61) per share, impairment charge related to the Company’s goodwill and certain of its intangible assets. This resulted from the second step of the Company’s impairment analysis. The impairment was triggered by a number of factors, including the sustained decline in the Company's stock price during the third quarter of 2008 and the continued deterioration of the underlying comparable companies within the CRO industry as it related to the market value approach methodology. In the fourth quarter of 2007, the Company reported a net loss of $732,000, or $(0.04) per diluted share.

Dr. David Ginsberg, Encorium Group’s Chief Executive Officer, commented, “We continue to work on differentiating the Company, pursuing new business as well as enhancing shareholder value.”

2008 Full Year Financial Results

Net revenue for the twelve months ended December 31, 2008 decreased to $30.2 million as compared to $31.7 million for the twelve months ended December 31, 2007. The decrease in revenue was primarily due to a decrease in the number of contracts and related contract values of active clinical studies being conducted in the U.S. offset by an increase in revenues generated by our European operations, which was due in part to favorable foreign currency fluctuations. For the year, European operations represented 74% of net revenues and U.S. operations represented 26% of net revenues.

Direct expenses for the year ended December 31, 2008 were $21.3 million, or 70.6% of net revenue, compared to $20.2 million, or 64.0% of net revenue, for the year ended December 31, 2007 and included approximately $1.0 million in foreign currency fluctuations absorbed by the Company’s European operations. SG&A expenses for 2008 were $14.1 million, or 46.6% of net revenue, compared to $12.4 million, or 39.1% of net revenue, for 2007. Of the $1.7 million increased in SG&A, approximately $900,000 was non-recurring transaction costs attributable to the Prologue and Linkcon transactions that were terminated during the third quarter of 2008. Excluding non-recurring transaction costs, SG&A would have decreased by $100,000 in 2008 compared to 2007 and would have represented approximately 40.6% of net revenue.

Depreciation and amortization expense for 2008 declined to $1.7 million compared to $2.6 million for the 2007, primarily as a result of a reduction in the amount of amortization related to the intangible assets acquired from the Remedium acquisition.

The Company reported a net loss for the twelve months ended December 31, 2008 of $21.1 million, or $(1.02) per diluted share, as compared to a net loss of $2.8 million, or $(0.14) per diluted share for the twelve months ended December 31, 2007. Included in the results is a non-cash $14.4 million, or ($0.70) per share, asset impairment charge related to the Company’s intangible assets, which includes a $1.9 million non-cash interim asset impairment charge recorded by the Company during the third quarter of 2008 as well as the $12.5 million charge taken in the fourth quarter.

Financial Position

Encorium’s balance sheet at December 31, 2008 reflected cash and cash equivalents of $5.7 million and shareholders’ equity of $4.2 million. The Company has no outstanding debt. The Company’s latest financials have been prepared on a going concern basis. The Company anticipates it will be able to meet its cash requirements through March 2010 assuming it is able to fully implement its cost cutting initiatives, win additional contracts during fiscal 2009 and maintain current customer contracts. If the Company is unable to do this, in order to remain a going concern it will be required to obtain additional capital or significantly reduce operating costs, which may include the cessation of operations in some countries.

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization specializing in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as infectious diseases, cardiovascular, vaccines, oncology, diabetes endocrinology/metabolism, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Encorium believes that its expertise in the design of complex clinical trials, its therapeutic experience and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. Encorium is headquartered in Wayne, Pennsylvania with its European base of operations in Espoo, Finland. The Company has a geographic footprint that includes over one billion people in North America, Western/Central/Eastern Europe, Scandinavia, and the Baltics.

This press release contains forward-looking statements identified by words such as "estimate," "project," "expect," "intend," "believe," "anticipate" and similar expressions regarding future expectations. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Risks and uncertainties that could affect the Company's future operating results and financial condition generally include, without limitation: (i) the risk that we may not have sufficient funds to operate our business; (ii)our success in attracting new business and retaining existing clients and projects; (iii) the size, duration and timing of clinical trials we are currently managing may change unexpectedly; (iv) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues and cash-on-hand to decline unexpectedly; (v) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (vi) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vii) the ability to maintain profit margins in a competitive marketplace; (viii) our ability to attract and retain qualified personnel; (ix) the sensitivity of our business to general economic conditions; (x) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (xi) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; (xii) our backlog may not be indicative of future results and may not generate the revenues expected; (xiii) our ability to successfully integrate the business of Remedium Oy, which we acquired on November 1, 2006; (xiv) the performance of the combined businesses to operate successfully and generate growth; and (xv) uncertainties regarding the availability of additional capital and continued listing of our common stock on Nasdaq. You should not place undue reliance on any forward-looking statement. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. Please refer to the section entitled “Risk Factors” in the Form 10-K for a more complete discussion of factors which could cause our actual results and financial position to change.

You should not place any undue reliance on these forward-looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Encorium Group's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2008 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Encorium Group's investor relations department.

CONTACT:
Encorium Group, Inc.	Cameron Associates
Philip L. Calamia, Chief Financial Officer	Alison Ziegler
610-975-9533	212-554-5469
www.encorium.com	alison@cameronassoc.com

--financial tables follow—

	Three Months Ended		Twelve Months Ended
		December 31,	December 31,
	2008	2007	2008	2007

Net revenue	$ 7,057,805	$8,318,983	$ 30,241,889	$31,650,082
Reimbursement revenue	1,706,655	1,603,594	5,669,695	5,151,483

Total Revenue	8,764,460	9,922,577	35,911,584	36,801,565

Operating Expenses
Direct (exclusive of depreciation and amortization)	4,767,869	5,409,385	21,343,636	20,241,921
Reimbursement out-of-pocket expenses	1,706,655	1,603,594	5,669,695	5,151,483
Selling, general and administrative	3,285,139	3,212,897	14,086,520	12,366,095
Depreciation and amortization	203,077	745,375	1,697,966	2,610,505
Impairment loss	12,535,809	-	14,391,992	-

Total Operating Expenses	22,498,549	10,971,251	57,189,809	40,370,004

Loss from Operations	(13,734,089)	(1,048,674)	(21,278,225)	(3,568,439)

Interest Income	29,620	83,291	130,647	296,884
Interest Expense	1,592	6,912	(29,569)	(12,143)

Net Interest Income	31,212	90,203	101,078	284,741

Net Loss before Income Taxes	(13,702,877)	(958,471)	(21,177,147)	(3,283,698)

Income Tax Expense (Benefit)	36,416	(226,308)	(103,671)	(532,271)

Net Loss	$ (13,739,293)	$(732,163)	$ (21,073,476)	$(2,751,427)

Net Loss per Common Share
Basic	$(0.67)	$(0.04)	$ (1.02)	$(0.14)
Diluted	$(0.67)	$(0.04)	$ (1.02)	$(0.14)

Weighted Average Common and Common Equivalent Shares Outstanding
Basic	20,548,337	19,070,611	20,589,364	19,167,022
Diluted	20,548,337	19,070,611	20,589,364	19,167,022

See accompanying notes to the consolidated financial statements.

E N C O R IU M G R O U P , IN C .
		C O N S O L ID A T E D C O N D E N S E D B A L A N C E	S H E E T S
(U N A U D IT E D )
			D ecem b er 3 1 ,		D ecem b er 3 1 ,
				2 0 0 8	2 0 0 7

A ssets
C u rren t A ssets
C ash an d	cash eq u iv ale n ts		$5 ,7 0	5 ,8 1 8	$9 ,1	0 9 ,4 5 6
In v estig ato r ad v an ces			1 ,0 8	8 ,7 6 8	5 5 1 ,6 9 7
A cc o u n ts receiv ab le, le ss allo w an ce o f $ 9 7 ,0 0 0
fo r 2 0 0 8	an d	2 0 0 7 , resp ectiv ely	4 ,6 2	4 ,1 6 1	4 ,8	2 4 ,7 9 5
P re p aid	ex p en ses an d o th er		1 ,2 0	6 ,0 8 8	8 6 7 ,6 5 1
P re p aid	tax es		2	8 ,2 9 0		4 ,0 3 1
C o sts an d estim ated earn in g s in ex cess o f
re lated b illin g s o n		u n c o m p leted co n tracts	1 ,4 4	3 ,4 2 7	9 9 4 ,7 7 7

T o ta l C u rren t A ssets			1 4 ,0 9	6 ,5 5 2	1 6 ,3	5 2 ,4 0 7

P ro p erty a n d	E q u ip m en t, N et			1 ,2 1 1 ,9 2 9	1 ,2 9 3 ,6 1 6

In ta n g ib le A ssets
G o o d w ill			1 ,3 6	6 ,2 6 9	1 5 ,3	8 8 ,2 9 9
O th er in tan g ib les, N et			3 ,7 3	3 ,5 1 7	4 ,2	0 4 ,8 2 5
O th er assets			6 8	4 ,6 6 6	2 9 1 ,1 4 8

T o ta l A ssets			$2 1 ,0 9	2 ,9 3 3	$3 7 ,5	3 0 ,2 9 5

L ia b ilitie s a n d	S to ck h o ld ers' E q u ity
C u rren t L ia b ilities
A cc o u n ts p ayab le			$3 ,6 2	4 ,0 7 1	$1 ,3	6 6 ,9 0 5
A cc ru ed	ex p en ses		3 ,0 0	4 ,6 2 7	3 ,6	9 6 ,4 0 4
D eferred	tax es		2 0	6 ,1 7 3	3 1 6 ,6 7 5
O b lig atio n s u n d er cap ital leases			7	2 ,5 4 2		2 9 ,6 8 8
B illin g s in	ex cess o f related co sts an d
estim ated	earn in g s o n u n co m p leted co n tra cts		3 ,3 0	7 ,3 4 7	3 ,3	2 9 ,8 6 9
C u sto m er ad v an ces			5 ,2 9	7 ,0 0 0	3 ,2	4 4 ,8 3 4

T o ta l C u rren t L ia b ilities			1 5 ,5 1	1 ,7 6 0	1 1 ,9	8 4 ,3 7 5

L o n g T er m	L ia b ilities
O b lig atio n s u n d er cap ital leases			1 8	9 ,6 8 0	1 1 7 ,7 2 3
D eferred	tax es		8 9	7 ,2 0 4	8 7 6 ,3 0 8
O th er liab ilities			3 1	6 ,5 1 6	4 4 6 ,2 5 3

T o ta l L o n g		T erm L ia b ilities	1 ,4 0	3 ,4 0 0	1 ,4	4 0 ,2 8 4

T o ta l L ia b ilities			1 6 ,9 1	5 ,1 6 0	1 3 ,4	2 4 ,6 5 9

S to ck h o ld ers' E q u ity
C o m m o n	sto ck , $ .0 0 1 p ar v alu e 3 5 ,0 0 0 ,0 0 0
sh ares au th o rized , 2 0 ,8 3 4 ,0 0 4 sh ares issu ed
an d o u tstan d in g			2	0 ,8 3 4		2 0 ,8 3 4
A d d itio n al p aid -in		cap ital	3 2 ,4 1	7 ,2 5 0	3 2 ,1	5 4 ,2 2 7
A d d itio n al p aid -in		cap ital w arran ts	9 0	5 ,6 9 9	9 0 5 ,6 9 9
A cc u m u lated		d eficit	(2 9 ,7 3	7 ,4 3 0 )	(8 ,6 6 3 ,9 5 4 )
A cc u m u lated		o th er co m p reh en siv e in co m e	1 ,2 9	8 ,1 0 9	3 8 7 ,0 5 4

L ess:			4 ,9 0	4 ,4 6 2	2 4 ,8	0 3 ,8 6 0
T reasu ry sto ck , at co st, 2 3 0 ,8 6 4 sh ares			(7 2	6 ,6 8 9 )	(6	9 8 ,2 2 4 )

T o ta l S to ck h o ld e rs’ E q u ity			4 ,1 7	7 ,7 7 3	2 4 ,1	0 5 ,6 3 6

T o ta l L ia b ilities a n d S to ck h o ld ers’ E q u ity				$2 1 ,0 9 2 ,9 3 3	$3 7 ,5 3 0 ,2 9 5

S ee acco m p an yin g n o te s to th e co n so lid ated fin an cial statem en ts.

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